Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-134916 of our report dated May 19, 2006 (August 15, 2006 as to Note 12) relating to the combined financial statements of Merrill Lynch Investment Managers Business as of and for the year ended December 30, 2005 and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this registration statement.

/s/ Deloitte & Touche LLP

New York, New York

August 16, 2006